FOR IMMEDIATE RELEASE

Contact:    Paul Caminiti/Jonathan Doorley/Emily Deissler
Sard Verbinnen & Co
212/687-8080

LADENBURG THALMANN REPORTS FIRST QUARTER 2013 RESULTS

Net Income of $0.1 Million and Adjusted EBITDA of $14.0 Million for First Quarter 2013

Revenues Increase 21%; Client Assets Exceed $75 Billion

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MIAMI, FL, May 9, 2013 -- Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS) today announced financial results for the quarter ended March 31, 2013.
First quarter 2013 revenues were $187.3 million, a 21% increase from revenues of $154.7 million in the first quarter of 2012. Net income for the first quarter was $0.1 million, or $0.00 per basic and diluted share, as compared to a net loss of $3.0 million, or $(0.02) per basic and diluted share, in the comparable 2012 period. EBITDA, as adjusted, for the three months ended March 31, 2013 was $14.0 million, an increase from EBITDA, as adjusted, of $5.3 million for the 2012 period. The first quarter 2013 results included approximately $5.3 million due to non-cash charges for depreciation, amortization and compensation expense, $1.8 million of amortization of retention loans related to the Securities America acquisition and interest expense of approximately $6.2 million, while the first quarter 2012 results included a $5.6 million gain from a change in fair value of contingent consideration related to the Securities America acquisition, approximately $5.4 million due to non-cash charges for depreciation, amortization and compensation expense, $1.8 million of amortization of retention loans related to the Securities America acquisition and interest expense of approximately $6.1 million.
For the trailing twelve months ended March 31, 2013, revenues were $682.7 million and EBITDA, as adjusted, was $39.2 million.
Attached hereto as Table 2 is a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company (see “Non-GAAP Financial Measures” below).
Dr. Phillip Frost, Chairman of Ladenburg, said, “Ladenburg's strong first quarter, in which we generated significant revenue and EBITDA growth, demonstrates the attractiveness of our diversified operating platform. Our broad, top-tier independent broker-dealer platform is performing well and creates a strong foundation for steady growth, while at the same time our capital markets business is benefiting from the recent momentum in the equity markets. We hope to continue to build upon the success of this powerful combination.”
Richard Lampen, President and Chief Executive Officer of Ladenburg, added, “We derived substantially higher income from increased activity in both our independent brokerage and investment banking businesses in the first quarter. The first quarter's results are a testament to the strength of Ladenburg's financial services enterprise, and we believe we are well-positioned for continued success.”
Recurring Revenues
Recurring revenues in our independent brokerage business, which consist of advisory fees earned on advisory assets under management, trailing commissions, cash spread fees, sponsorship revenues and advisor affiliation fees, constituted 63.6% of total revenues for the quarter ended March 31, 2013 as compared to 66.2% in the 2012 period. Recurring revenues for this business were 66.3% for the year ended December 31, 2012.
Stock Repurchase Program
During the period from January 1, 2013 through March 31, 2013, Ladenburg repurchased 104,396 shares of its common stock at a cost of approximately $157,000, representing an average price per share of $1.50. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 3,086,363 shares at a total cost of approximately $4.8 million. Ladenburg has the authority to repurchase an additional 4,413,637 shares under its current repurchase plan. During the first quarter of 2013, the Company's directors and officers, or their affiliates, purchased an aggregate of 85,000 shares in open market transactions at a total cost of approximately $141,000, representing an average price per share of $1.66.
Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention loans and change in fair value of contingent consideration related to acquisitions, gains or losses on sales of assets and non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company's Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention loans for the Securities America acquisition, or do not involve a cash outlay, such as stock-related compensation. The presentation of EBITDA, as adjusted, should not be construed as an inference that the Company's future results will be unaffected by unusual or non-recurring items or by non-cash items, such as non-cash compensation, which is expected to remain a key element in its long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have approximately 2,700 financial advisors and approximately $75 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, New York with regional offices in Miami, Naples and Boca Raton, Florida; Melville, New York; Boston, Massachusetts; Houston, Texas; and Calabasas, California. For more information, please visit www.ladenburg.com.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of the independent brokerage and advisory area, and growth of our investment banking business. These statements are based on management's current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company's business. These risks, uncertainties and contingencies include those set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2012 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company's quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company's revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts; unaudited)

	Three months ended
	March 31,
	2013	2012
Revenues:
Commissions	$93,067	$79,670
Advisory fees	63,337	55,438
Investment banking	13,069	6,622
Principal transactions	420	(401)
Interest and dividends	1,611	878
Service fees and other income	15,801	12,508
Total revenues	187,305	154,715
Expenses:
Commissions and fees	134,468	114,088
Compensation and benefits	23,635	19,640
Non-cash compensation	1,413	1,364
Brokerage, communication and clearance fees	2,588	2,442
Rent and occupancy, net of sublease revenue	1,499	1,676
Professional services	2,088	1,729
Interest	6,236	6,060
Depreciation and amortization	3,907	4,063
Amortization of retention loans	1,808	1,792
Other	9,040	9,787
Total expenses	186,682	162,641
Income (loss) before item shown below	623	(7,926)
Change in fair value of contingent consideration	23	5,555
Income (loss) before income taxes	646	(2,371)
Income tax expense	523	608
Net income (loss)	123	(2,979)
Net loss attributable to noncontrolling interest	13	—
Net income (loss) attributable to the Company	$136	$(2,979)

Net income (loss) per common share attributable to the Company (basic and diluted)	$0.00	$(0.02)

Weighted average common shares used in computation of per share data:
Basic	183,459,124	183,679,060
Diluted	188,458,448	183,679,060
TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.
RECONCILIATION OF EBITDA, AS ADJUSTED, TO NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY
(Dollars in thousands; unaudited)
The following table presents a reconciliation of  EBITDA, as adjusted, to net income (loss) attributable to the Company:

	Three months ended March 31,		Trailing twelve months ended March 31,
	2013	2012	2013
Total revenues	$187,305	$154,715	$682,701
Total expenses	186,682	162,641	696,155
Pre-tax income (loss)	646	(2,371)	(11,875)
Net income (loss) attributable to the Company	136	(2,979)	(13,239)

Reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company:

EBITDA, as adjusted	$13,961	$5,308	$39,157
Add:
Interest income	39	45	179
Change in fair value of contingent consideration	23	5,555	1,579
Less:
Interest expense	(6,236)	(6,060)	(24,717)
Income tax expense	(523)	(608)	(1,377)
Depreciation and amortization	(3,907)	(4,063)	(15,905)
Non-cash compensation	(1,413)	(1,364)	(4,793)
Amortization of retention loans	(1,808)	(1,792)	(7,362)
Net income (loss) attributable to the Company	$136	$(2,979)	$(13,239)